Exhibit 99.1

FOR IMMEDIATE RELEASE

Live Ventures Announces Dismissal of All SEC Claims Against the Company

Company exits with no judgment, no penalty, no admission and no findings after nearly nine years; CEO Jon Isaac resolves individual claims and denies the allegations

LAS VEGAS, August 27, 2026 — Live Ventures Incorporated (NASDAQ: LIVE) (the “Company”) today announced that the United States District Court for the District of Nevada has dismissed all claims against the Company in the civil action filed by the Securities and Exchange Commission (the “SEC”) in 2021, ending a matter that began nearly nine years ago. The dismissal is complete: no judgment, no penalty, no admission and no findings of any kind against Live Ventures.

The SEC opened its investigation in late 2017 and filed suit in August 2021. In February 2026, the Court denied the SEC’s motion for summary judgment, and the case was headed to trial. After nearly nine years, tens of thousands of documents, and testimony from numerous witnesses, the SEC dismissed all claims against the Company.

“For nearly nine years, this Company and its shareholders carried the cost and the cloud of an SEC case that should never have been brought against it,” said Jon Isaac, President and Chief Executive Officer of Live Ventures. “We never folded. We kept fighting because the Company did nothing wrong, and we were never going to accept a settlement that meant admitting to things we didn’t do just to make a case go away. We didn’t have to. The SEC deposed our people, went through tens of thousands of our documents, and took us to the brink of trial — and today all claims against the Company have been dismissed.”

Separately, as part of the overall resolution, Mr. Isaac agreed to the entry of a consent judgment resolving the claims against him individually, which includes a civil penalty of $175,000. Mr. Isaac admitted nothing and vehemently denies each and every one of the SEC’s allegations.

“I deny the SEC’s allegations — all of them,” Mr. Isaac added. “I agreed to this resolution for one reason: it ends the case for everyone — for me and, more importantly, for the Company, which walks away with a complete dismissal. A $175,000 payment pales in comparison to what it would have cost to try this case to verdict, even though we had no doubt we would prevail. Settling does not mean I agree with a single word of the SEC’s claims. It means nine years is enough, and my energy and this Company’s resources are better spent building our businesses than paying legal fees.”

With this matter behind it, the Company is focused entirely on its strategy of acquiring and operating profitable businesses for the long term.

About Live Ventures Incorporated

Live Ventures Incorporated (NASDAQ: LIVE) is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Through its subsidiaries, Live Ventures operates in flooring retail (Flooring Liquidators), flooring manufacturing (Marquis Industries), specialty retail and entertainment (Vintage Stock), and steel manufacturing (Precision Industries).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the resolution of the SEC action and the Company’s plans, strategy and prospects. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including the risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings. All forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

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